TODD SHIPYARDS CORPORATION ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR OCTOBER 1, 2006

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 3	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...November 9, 2006...Todd Shipyards Corporation (the "Company") announced financial results for the second quarter ended October 1, 2006. For the quarter, the Company reported net income of $0.2 million or $0.03 per diluted share on revenue of $16.5 million. For the prior year second quarter ended October 2, 2005, the Company reported net income of $4.4 million or $0.79 per diluted share on revenue of $70.8 million.

Revenue and profitability continue to be adversely impacted by lower Navy work volumes, as compared with the prior year. The majority of the Company's Navy work volumes are associated with vessel availabilities executed under multi-year option contracts. In first quarter of the prior year, revenues and profitability were favorably impacted by overhaul work on the aircraft carrier USS Stennis, Post Shakedown Availability work on the destroyer USS Momsen, and the planned maintenance availability (docking) of the U.S. Coast Guard Polar Sea icebreaker, all of which completed prior to the current fiscal year. In contrast, the second quarter of the current year coincided with the beginning execution phase for overhaul work on the aircraft carrier USS Lincoln.

For the quarter ended October 1, 2006, the Company reported an operating loss of $0.1 million. In the prior year quarter ended October 2, 2005, the Company reported operating income of $6.4 million. The decrease in operating income is primarily attributable to the above mentioned decreases in work volumes.

The Company reported investment and other income of $0.3 million and $0.4 million for the quarters ended October 1, 2006 and October 2, 2005, respectively.

For the second quarter ended October 1, 2006, the Company reported a gain before income taxes of $0.3 million and recorded $87,000 of federal income tax expense, resulting in net income for the period of $0.2 million. For the prior year second quarter ended October 2, 2005, the Company reported income before income taxes of $6.7 million and recorded $2.3 million in federal income tax expense, resulting in net income reported for the period of $4.4 million.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended October 1, 2006 and October 2, 2005
(in thousands of dollars, except per share data)

A copy of the Company's financial statements for the quarter ended October 1, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
October 1, 2006 and April 2, 2006

(in thousands of dollars)

A copy of the Company's financial statements for the quarter ended October 1, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. The Company's Form 10-Q should be read in conjunction with this earnings report.